Exhibit 99.1

For Further Information Contact:
David Renauld
Vice President, Corporate Affairs
(413) 584-1425

FOR IMMEDIATE RELEASE

TERABEAM ANNOUNCES FIRST QUARTER 2006 FINANCIAL RESULTS

San Jose, CA, May 3, 2006 - Terabeam, Inc. (NASDAQ:TRBM), a leading developer and supplier of broadband wireless solutions, today announced its financial results for the first quarter ended March 31, 2006.

Revenue for the quarter ended March 31, 2006 was $18.5 million, a decrease of approximately 32% from the revenue of $27.1 million for the quarter ended December 31, 2005 and an increase of approximately 181% from the revenue of $6.6 million for the quarter ended March 31, 2005.

The net loss for the quarter ended March 31, 2006 was $4.5 million ($0.21 per share-diluted) compared to net income of $811,000 ($0.04 per share-diluted) for the quarter ended December 31, 2005 and net loss of $970,000 ($0.04 per share-diluted) for the quarter ended March 31, 2005.

Robert Fitzgerald, Terabeam’s Chief Executive Officer, stated, “Our first quarter was a challenging quarter. We experienced a greater decline in revenue than we had anticipated while at the same time incurring expenses to launch our WiMAX and municipal access network products. We look for those new products to contribute to our sales in the rest of 2006.”

Conference Call Information

Terabeam will host a conference call to discuss this release, financial results, developments at the company, and other matters of interest to investors and others today, May 3, 2006 starting at 5:00 p.m. Eastern Time. The discussion may include forward-looking information.

To participate in this conference call, please dial 800-210-9006 (or 719-457-2621 for international callers), confirmation code 5711242 for all callers, at least ten minutes before start time. The conference call will also be broadcast live over the Internet. Investors and others are invited to visit Terabeam’s website at http://www.terabeam.com to access this broadcast. Replays will be available telephonically for approximately one week by dialing 888-203-1112 for domestic callers and 719-457-0820 for international callers, confirmation code 5711242 for all callers, and over the Internet for approximately 90 days at Terabeam’s website at http://www.terabeam.com.

Terabeam Announces First Quarter 2006 Financial Results
May 3, 2006

About Terabeam
Terabeam, Inc. has two primary subsidiaries Proxim Wireless Corporation and Ricochet Networks, Inc. Proxim Wireless Corporation is a global leader in providing WiMAX, Wi-Fi, and other broadband wireless solutions to meet the performance, scalability, and security requirements of enterprises, government, and service providers. Ricochet Networks, Inc. is a leading portable Wireless Internet Service Provider (WISP) with operational markets in Denver, Colorado and San Diego, California. Additional information about the company can be found at the company's website located at http://www.terabeam.com or by contacting the company by telephone at 413-584-1425 or by email at IR@terabeam.com.

Safe Harbor Statement
Statements in this press release that are not statements of historical facts are forward-looking statements that involve risks, uncertainties, and assumptions. Terabeam’s actual results may differ materially from the results anticipated in these forward-looking statements. The forward-looking statements involve risks and uncertainties that could contribute to such differences including those relating to and arising from the ongoing uncertainty in the telecommunications industry and larger economy; the intense competition in our industries and resulting impacts on our pricing, gross margins, and general financial performance; time and costs associated with developing and launching new products; uncertainty about market acceptance of products we introduce; potential long sales cycles for new products such that there may be extended periods of time before new products contribute positively to our financial results; time, costs, political considerations, typical multitude of constituencies, and other factors involved in evaluating, equipping, installing, and operating municipal networks; difficulties or delays in developing and supplying new products with the contemplated or desired features, performance, compliances, certifications, cost, price, and other characteristics and at the times and in the quantities contemplated or desired; the difficulties in predicting Terabeam’s future financial performance; Terabeam’s recent acquisition of Proxim Corporation’s operations, assets, and relationships; and the impacts and effects of any other strategic transactions Terabeam may evaluate or consummate. Further information on these and other factors that could affect Terabeam’s actual results is and will be included in filings made by Terabeam from time to time with the Securities and Exchange Commission and in its other public statements.

- Financial Tables Follow -

Terabeam Announces First Quarter 2006 Financial Results
May 3, 2006

TERABEAM, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2006	2005
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$12,507	$14,133
Investment securities - available-for-sale	273	260
Accounts receivable, net	6,358	8,378
Inventory	10,825	10,070
Prepaid expenses	1,675	1,045
Total current assets	31,638	33,886

Property and equipment, net	3,713	3,924
Other Assets:
Restricted cash	5,076	5,076
Goodwill	7,467	7,380
Intangible assets, net	22,841	23,817
Deposits and prepaid expenses	468	675
Total other assets	35,852	36,948
Total assets	$71,203	$74,758
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$13,687	$15,600
Deferred revenue	5,622	2,503
License agreement payable - current maturities	597	981
Total current liabilities	19,906	19,084
License agreement payable, net of current maturities	2,743	2,956
Total liabilities	22,649	22,040
Commitments and contingencies
Stockholders’ Equity	-	-
Preferred stock, $0.01 par value; authorized 4,500,000, none issued at March 31, 2006 and December 31, 2005	-	-
Common stock, $0.01 par value, 100,000,000 shares authorized, 21,540,865 issued and outstanding at March 31, 2006 and 21,446,217 issued and outstanding at December 31, 2005	215	214
Additional paid-in capital	56,944	56,638
Retained earnings (accumulated deficit)	(8,605)	(4,122)
Treasury stock	-	-
Accumulated other comprehensive income:
Net unrealized gain (loss) on available-for-sale securities	-	(12)
Total stockholders’ equity	48,554	52,718
Total liabilities and stockholders’ equity	$71,203	$74,758

Terabeam Announces First Quarter 2006 Financial Results
May 3, 2006

TERABEAM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	Three Months Ended
	March 31,
	2006	2005
Revenues	$18,536	$6,597
Cost of goods sold	10,895	3,319
Gross profit	7,641	3,278
Operating expenses:
Selling costs	4,269	997
General and administrative	3,334	2,508
Research and development	4,886	771
Total operating expenses	12,489	4,276
Operating loss	(4,848)	(998)
Other income (expenses):
Interest income	88	221
Interest expense	(33)	(66)
Other income (loss)	331	(118)
Total other income (expenses)	386	37
Loss before income taxes	(4,462)	(961)
Benefit (provision) for income taxes	(21)	(9)
Net loss	($4,483)	($970)

Weighted average shares - basic and diluted	21,462	22,401
Loss per share, basic and diluted	($0.21)	($0.04)